                                                                     EXHIBIT 8.1

                                                              H & H DRAFT 6/4/97


              [FORM OF OPINION TO BE RENDERED AT CLOSING REGARDING
         THE QUALIFICATION OF EQUITY OFFICE PROPERTIES TRUST AS A REIT]





                              _____________, 1997




Equity Office Properties Trust
 and the Other Addressees Listed on
 Schedule A Hereto
Two North Riverside Plaza
Chicago, Illinois  60606

Ladies and Gentlemen:


                 We have acted as special tax counsel to Equity Office Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the series of related transactions (collectively, the "Consolidation Transactions") in which (i) ZML Investors, Inc., ZML Investors II, Inc., Zell/Merrill Lynch Real Estate Opportunity Partners III Trust, and Zell/Merrill Lynch Opportunity Partners IV Trust (collectively, the "ZML REITs") will merge into the Company, (ii) Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership, Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership II, Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership III, and Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership IV (collectively, the "Opportunity Partnerships") will contribute all of their assets to EOP Operating Limited Partnership, a newly formed limited partnership in which the Company will be the managing general partner (the "Operating Partnership"), and
(iii) the Company will consummate an initial public offering of its shares of beneficial interest (the "Shares"), all as more fully described in the Private Placement Memorandum dated _______________, 1997 (the "Private Placement Memorandum"). In connection with the Consolidation Transactions, we have been asked to provide you with the opinion on certain federal income tax matters set forth in this letter. Capitalized terms
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Equity Office Properties Trust
 and the Other Addressees Listed on
 Schedule A Hereto
_____________, 1997
Page 2




used in this letter and not otherwise defined herein have the meaning set forth in the Private Placement Memorandum.

BASES FOR OPINIONS

                 The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and administrative determinations (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service (the "IRS") except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinions. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue merely represents counsel's best judgment with respect to the probable outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

                 In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (1) the Private Placement Memorandum; (2) the Contribution Agreement (including the various exhibits thereto); (3) the [First Amended and Restated] Agreement of Limited Partnership of the Operating Partnership, as amended, as of ___________________, 1997; (4) the [Amended and Restated] Declaration of Trust of the Company dated as of ________________, 1997; (5) the agreements of limited partnership, as amended to the date hereof, of each of the Opportunity Partnerships; (6) the articles of incorporation or declaration of trust, as applicable, as amended to the date hereof, of each of the ZML REITs; (7) the form of partnership agreement or limited liability company operating agreement, as applicable, used by the Opportunity Partnerships to organize and operate the partnerships and limited liability companies in which one or more of the Opportunity Partnerships owns an interest (collectively, the "Partnership
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Equity Office Properties Trust
 and the Other Addressees Listed on
 Schedule A Hereto
____________, 1997
Page 3




Subsidiaries"); (8) the articles of organization and stock ownership records of each corporation in which one or more of the Opportunity Partnerships owns stock (collectively, the "Corporate Entities"); (9) the articles of incorporation and by-laws and stock ownership information for the Management Corporation; (10) other necessary documents; and (11) the facts as we have deemed necessary to render the opinions set forth in this letter. The opinions set forth in this letter also are premised on certain written representations of the Company and each of the ZML REITs contained in letters to us dated as of the date hereof regarding the assets, operations and activities of each of the ZML REITs in the past and as to the contemplated assets, operations and activities of the Company in the future (collectively, the "Management Representation Letters").

                 We have made such legal and factual inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of these opinions. For purposes of rendering our opinion, however, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Private Placement Memorandum and the Management Representation Letters. We consequently have relied upon representations in the Management Representation Letters that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not, however, aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein, or other assumptions set forth herein.

                 Moreover, we have assumed that (i) each of the ZML REITs, the Opportunity Partnerships, the Partnership Subsidiaries, and the Corporate Entities in which an Opportunity Partnership owns an interest have been operated in the manner described in the relevant partnership agreement, articles (or certificate) of incorporation, declaration of trust or other organizational documents; (ii) each of the Company, the Operating Partnership, the Opportunity Partnerships, the Partnership Subsidiaries, and the Corporate Entities will be operated in the manner described in the relevant partnership agreement, declaration of trust, articles (or certificate) of incorporation, or other organizational documents and in the Private Placement Memorandum; (iii) as represented by the Company, there are no agreements or understandings between the Company or the Operating Partnership, on the one hand, and the [entities] that own the voting stock of the Management Corporation and the other Corporate Entities (the "Voting Stock Entities") or their respective owners, on the other, that are inconsistent with the





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Equity Office Properties Trust
 and the Other Addressees Listed on
 Schedule A Hereto
____________, 1997
Page 4


Voting Stock Entities being considered to be both the record and beneficial owner of more than 90% of the outstanding voting stock of each of the Corporate Entities; and (iv) the Company is a validly organized and duly incorporated real estate investment trust under the laws of the State of Maryland, each of the Corporate Entities are validly organized and duly incorporated corporations under the laws of the state in which they were purported to be organized (as applicable), the Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware, each of the Opportunity Partnerships is a duly organized and validly existing limited partnership under the laws of the State of Illinois, and each of the Partnership Subsidiaries is a duly organized and validly existing partnership or limited liability company, as the case may be, under the applicable laws of the state in which they were purported to be organized.

                 In our review, we have assumed that all of the representations and statements set forth in the documents that we reviewed (including the Management Representation Letters) are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Declaration of Trust of the Company, have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

OPINIONS
                 Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion as follows:

                          1.      The Company is organized in conformity with
the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, and the Company's proposed method of operation, as of the date hereof, should enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 1997 and subsequent taxable years.

                          2.      The discussions in the Private Placement
Memorandum under the headings "FEDERAL INCOME TAX CONSIDERATIONS -- Taxation of





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Equity Office Properties Trust
 and the Other Addressees Listed on
 Schedule A Hereto
____________, 1997
Page 5




the Company Following the Consolidation," "-- Taxation of Taxable U.S. Shareholders of the Company Generally," "-- Taxation of Tax-Exempt Shareholders of the Company," "-- Taxation of Non-U.S. Shareholders of the Company," and "--Tax Aspects of the Company's Ownership of Interests in the Opportunity Partnerships and the Operating Partnership," to the extent that such discussions describe matters of law or legal conclusions, are correct in all material respects.

                 We assume no obligation to advise you of any changes in our opinion subsequent to the deliveries of this opinion letter. The Company's qualification and taxation as a REIT depends upon both (i) the ZML REITs' satisfaction in the past, and (ii) the Company's ability to meet on a continuing basis in the future, through actual annual operating and other results, the various requirements under the Code and described in the Private Placement Memorandum with regard to, among other things, the sources of their gross income, the composition of their assets, the level of its distributions to shareholders, and the diversity of their stock ownership. Hogan & Hartson L.L.P. has relied upon representations of the Company and the ZML REITs with respect to these matters (including those set forth in the Management Representation Letters) and will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

                 This opinion letter has been prepared solely for your use in connection with the Consolidation Transactions and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We do, however, consent to the references to this opinion letter in the Private Placement Memorandum and to the inclusion of the opinion letter as an exhibit to the Private Placement Memorandum.

                               Very truly yours,





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Equity Office Properties Trust
 and the Other Addressees Listed on
 Schedule A Hereto
____________, 1997
Page 6





                             Hogan & Hartson L.L.P.





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Schedule A to Letter
of Hogan & Hartson L.L.P.
Dated ______________, 1997



EOP Operating Limited Partnership

Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership

Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership II

Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership III

Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership IV